Exhibit 10.4

July 21, 2015

Diplomat Pharmacy, Inc.

4100 S. Saginaw Street

Flint, MI  48507

Re:          Termination of Voting Agreement

Ladies and Gentlemen:

Reference is made to that certain voting agreement (the “Voting Agreement”) dated as of August 15, 2014 by and among Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”) and the persons listed on the signature pages thereto (the “Shareholders”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Voting Agreement.

This letter constitutes the express written consent of Majority Holder to terminate the Voting Agreement pursuant to Section 9(c), effective immediately.  You are hereby notified that the Voting Agreement is no longer of any force or effect.

Regards,

/s/ Philip R. Hagerman
Philip R. Hagerman
Majority Holder

cc: Shareholders (Via Email)